Exhibit 10.33

FIRST AMENDMENT TO FORBEARANCE AGREEMENT AND LOAN AGREEMENT

This FIRST AMENDMENT TO FORBEARANCE AGREEMENT AND LOAN AGREEMENT (this “Agreement”) is entered into and effective as of November 9, 2010 (the “Effective Date”), by and between fusionstorm, a Delaware corporation (“Dealer”), and GE Commercial Distribution Finance Corporation (“CDF”).

Recitals:

A.	Dealer and CDF are party to that certain Forbearance Agreement dated August 26, 2010 (the “Forbearance Agreement”).

B.	The Recitals to the Forbearance Agreement are incorporated herein.

C.	The Current Defaults remain in existence and are not waived.

D.	As a result of said Current Defaults, Dealer acknowledges that CDF may enforce its rights pursuant to the Loan Agreement and the Other Agreements. Furthermore as a result of said Current Defaults, CDF has the legal right to cease making future advances to or for the benefit of Dealer. CDF has had no, and has no, commitment to advance or lend funds to or for the benefit of Dealer.

E.	As a result of the Current Defaults, CDF has the legal right to repossess the Collateral and take all other legal actions against Dealer, Guarantor and/or the Collateral.

F.	Dealer has requested that CDF temporarily forbear from enforcing its rights and remedies.

G.

In exchange for Dealer’s agreements, representations, covenants, releases and confirmations contained and referenced herein, CDF is, subject to the terms and conditions contained herein, willing to forbear as requested.

H.	Dealer acknowledges and agrees that CDF has performed all obligations on its part to be performed under the Loan Agreement and the Other Agreements and Dealer has no offsets, deductions or defenses to the payment of the sums due CDF nor does Dealer have any claims against CDF of any kind or nature.

I.	As used herein, “Litigation Settlement Agreement” means collectively, that certain Settlement Agreement and Release by and between PC Specialists, Inc. d/b/a Technology Integration Group (“Plaintiff”) and Dealer, dated as of August 17, 2010, that certain Repayment Agreement by and between Dealer and Plaintiff dated as of November 9, 2010, as amended by that certain Amendment to Repayment Agreement dated November 16, 2010 by and between Dealer and Plaintiff, and all promissory notes, documents and agreements executed or delivered in connection therewith from time to time.

Agreement

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged Dealer and CDF hereby agree as follows:

1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms as set forth in the Forbearance Agreement or, if not defined therein, as set forth in the Loan Agreement.

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2. Effectiveness of Agreement. This Agreement shall become effective as of the date first written above, but only if this Agreement has been executed by Dealer and CDF, and only if all of the documents listed on Annex I to this Agreement have been delivered and, as applicable, executed, sealed, attested, acknowledge, certified, or authenticated, by Dealer, as applicable, each in form and substance satisfactory to CDF in its sole discretion, and the fees required hereunder are paid in full in cash by Dealer and all fees and expenses of CDF have been fully reimbursed as requested by CDF. This Agreement and each document, reaffirmation of guaranty, certificate or agreement listed on Annex I and signed by Dealer or Guarantor, as applicable, is and all be deemed to be an Other Agreement. Dealer irrevocably authorizes CDF to make one or more advances under the Accounts Receivable Facility to pay the fee listed on Annex I and all other fees and expenses incurred by CDF in connection herewith and the Loan Agreement and the Other Agreements.

3. No Waiver of Default. Dealer hereby acknowledges and agrees that (i) the Current Defaults exist under the terms of the Loan Agreement and the Other Agreements and such Current Defaults will continue until all of the Obligations are repaid in full in cash, notwithstanding CDF’s agreement to forbear as set forth herein, and (ii) CDF’s agreement to forbear is not, and shall not be constructed as, a waiver of the Current Defaults or of any subsequent Defaults and, except as specifically provided herein, CDF’s agreement to forbear in no way impairs CDF’s right to enforce its remedies for such Current Defaults and subsequent Defaults. The Current Defaults remain Defaults.

4. Default Rate. CDF reserves the right at any time to impose the Default Rate. As of the date hereof, CDF has not imposed the Default Rate.

5. Forbearance. In exchange for the releases (including specifically, Dealer’s releases and waivers contained in Section 15 below), promises and covenants, warranties, representations and conditions stated herein, in the Forbearance Agreement and in the Loan Agreement and the Other Agreements, CDF agrees, subject to the terms and conditions in this Agreement, until the Forbearance Termination Date:

5.1 CDF will forbear from exercising its rights and remedies against Dealer and the Collateral under this Agreement, the Loan Agreement and the Other Agreements; and

5.2 CDF may, in its sole and absolute discretion, continue to advance funds to Dealer subject to and as set forth herein and in the Other Agreements, as amended or modified by this Agreement but has no obligation to make any further advances. CDF may, in its sole and absolute discretion (i) no longer approve new Vendors, and (ii) restrict availability with respect to existing Vendors.

6. Amendments to the Definition of Forbearance Termination Date. The reference to the date “November 9, 2010” in Section 8(A) of the Forbearance Agreement is deleted and replaced with “March 9, 2011”. Furthermore, each referenced to “Litigation Settlement Agreement” in Section 8 of the Forbearance Agreement shall be deemed to mean “Litigation Settlement Agreement” as defined in the Recitals to this Agreement.

7. Payments on Accounts; Bank Accounts. Dealer shall ensure that all payments on all Accounts are sent directly to the lockboxes as required by the Other Agreements, and shall not direct its account debtors or cause its account debtors to make payments to any other lockbox, account or location. If Dealer received any payment on any Account (regardless of the form received), Dealer shall, within one Business Day of Dealer’s receipt, deliver all such payments (with all necessary endorsements) for deposit to the depoisitory account into which receipts in the lockbox are deposited. Attached hereto as Exhibit

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7A is a true and correct listing of all depository accounts and investment accounts of any kind or nature maintained by or on behalf of Dealer and the purpose of each such depository account and investment account. On or before November 16, 2010, Dealer shall close the depository accounts and investment accounts listed on Exhibit 7B and provide evidence of such closure to CDF. From and after November 16, 2010, Dealer shall not open or create or have the benefit of any depository accounts and investment accounts other than those listed on Exhibit 7C. On or before December 8, 2010, Borrower shall cause a springing control agreement in form and substance acceptable to CDF in favor of CDF to be in effect with respect to the following depository account in order to give CDF control over such account: PNC Bank account number 10-2886-4753 in the name of FusionStorm.

8. Outstandings. Dealer represents, warrants and covenants that the unpaid principal balance of, and accrued interest on, with respect to, the Obligations, including the amount of all unfunded approvals, as of November 7 2010 is $45,481,967.23 and all such amounts are due and owing from Dealer to CDF without setoff, deduction or counterclaim of any kind or nature. This amount includes $16,748,054.72 outstanding under the floorplan facility, $21,791,200.85 outstanding under the Accounts Receivable Facility, $6,908,658.93 of unfunded approvals, and $34,052.73 in accrued but unpaid interest.

9. Consent. CDF hereby consents to the following: (i) the assignment by Jeskell Incorporated to Plaintiff of certain accounts receivable in the approximate amount of $700,000 that are owing by various third parties to Jeskell Incorporated as detailed on Exhibit 9A attached hereto, (ii) the release from escrow of the sale proceeds, up to $1,800,000, arising from the sale of certain assets of Jeskell Incorporated to third parties as well as the collection of certains account receivable retained by Jeskell Incorporated, and (iii) the assignment to Plaintiff of that certain promissory note owing from P. Douglas Gerstmyer, Carson A. Soule, and William M. Gleich to Jeskell Incorporated in the principal amount of $1,500,000. CDF also consents to the payment of a $22,500 amendment fee to be paid to TICC Capital Corp., a Maryland corporation formerly known as Technology Investment Capital Corp. in connection with the Amendment No. 4 to Note and Warrant Purchase Agreement to the of Subordinated Debt Documents referenced on Annex I attached hereto.

10. Additional Amendments. Effective the date hereof, the Loan Agreement is hereby amended as follows:

10.1 New Definition. The following definition is added in alphabetical order to Section 1.1 of the BFA:

““Eligible Cisco VIP Rebates”: Value Incentive Program rebates to be issued by Cisco Systems, Inc. (“Cisco”) to Dealer in which CDF has a first priority security interest, the eligible amount of which is determined by CDF in its sole discretion, based on information provided by Cisco to Dealer, which information is shared by Dealer with CDF.”

10.2 Available Credit. The first paragraph of Section 3.2 of the BFA is deleted and replaced with the following:

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable, up to the remainder of (a) eighty percent (80%) of the net amount of eligible Accounts (other than Eligible Cisco VIP Rebates) listed in such Schedule, plus (b) the lesser of (I) Seven Hundred Fifty Thousand Dollar ($750,000) and (II) seventy percent (70%) of the net amount of Eligible Cisco VIP Rebates listed in such Schedule minus the sum of (y) the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Inventory Financing Agreement (the ‘IFA’) with CDF, as in effect from time to time, and (z) a reserve amount equal to the sum of (i) (A) for the period from November 9, 2010 through and including April 29, 2011, Two Hundred Fifty Thousand Dollars ($250,000.00), (B) for the

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period from April 30, 2011 through and including December 30, 2011, Seven Hundred Fifty Thousand Dollars ($750,000.00), and (C) for all periods from and December 31, 2011, One Million Five Hundred Thousand Dollars ($1,500,000.00), plus (ii) the Reimbursement Obligation (as defined below) (the amount determined under this subsection (z) being referred to as the “Reserve Amount”), but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (the ‘Available Credit’). Dealer will provide to CDF with the delivery by Dealer to CDF of Dealer’s monthly financial statements or more frequently upon CDF’s request, in form and substance acceptable to CDF, a monthly copy of the Cisco Partner Program Intelligence (PPI) - Program Summary for the most recently ended month which shows the actual CSAT scores, number of actual responses and bookings and such other information as may be reasonably requested by CDF.

Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the IFA as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the 10th day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘Inventory Value’ is defined herein to mean one Hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s Inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the IFA, in the event Dealer’s SPP Deficit exceeds at any time (a) eighty percent (80%) of the net amount of eligible Accounts (other than Eligible Cisco VIP Rebates), plus (b) seventy percent (70%) of the net amount of Eligible Cisco VIP Rebates listed in such Schedule minus (c) Dealer’s, outstanding loans under Dealer’s Accounts Receivable Facility, and minus (d) the Reserve Amount, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the IFA, such excess.

No advances or loans need be made by CDF if Dealer is in Default.”

10.3 Financial Covenants. Paragraph 5 to the Addendum to Inventory Financing Agreement and Business Financing Agreement dated as of September 30, 2009, is deleted and replaced with the following:

“5. Dealer will, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending on December 31, 2010, provided, however the covenant set forth in clause (d) below (EBITDA for such fiscal quarter to Funded Debt Payments) shall be measured beginning March 31, 2011.

(a) maintain an EBITDA for the twelve month period ending on the last day of such fiscal quarter of not less than one and one half percent (1.5%) of Dealer’s Gross Revenues for the twelve month period ending on the last day of such fiscal quarter;

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(b) maintain a ratio of Funded Debt as of the last day of each such fiscal quarter to EBITDA for the twelve-month period ending on the last day of such fiscal quarter of not more than three and one-half to one (3.5:1.0).

(c) maintain an EBITDA for the twelve month period ending on the last day of such fiscal quarter of not less than Thirteen Million Dollars ($13,000,000); and

(d) maintain a ratio of EBITDA for such fiscal quarter to Funded Debt Payments made during such fiscal quarter of not less than one to one (1.0:1.0).

For purposes of this paragraph: (i) “EBITDA” means, for any period of calculation, an amount equal to (A) the sum of (i) Dealer’s net income after taxes, (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R, and plus (B) the sum of (i) all nonrecurring charges under generally accepted accounting principles consistently applied, and (ii) all extraordinary charges not otherwise related to the continuing operations of the Dealer in such period, minus (C) the sum of (i) all nonrecurring gains under generally accepted accounting principles consistently applied, and (ii) all extraordinary gains and income not otherwise related to the continuing operations of Dealer in such period; (ii) “Gross Revenues” means all revenues arising out of Dealer’s sales of goods and services; (iii) “Debt” means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourses liability has been assumed by Dealer; (iv) “Funded Debt” means all of Dealer’s interest bearing Debt, including, without limitation, the “Remaining Balance” as such term is defined in the Repayment Agreement between Dealer and PC Specialists, Inc. dba Technology Integration Group (“TIG”) dated November 9, 2010 (as amended, modified, restated or replaced, from time to time, including by that certain Amendment to Repayment Agreement dated November 16, 2010 by and between Dealer and TIG, the “Repayment Agreement”), and all amounts Dealer’s is obligated to pay pursuant to Dealer’s guaranty obligations under Section 4 of the Repayment Agreement but excludes the inventory floorplan credit facility and CDF’s STAR facility; and (v) “Funded Debt Payments” means all principal and interest payments made on Funded Debt, including, without limitation, all amounts Dealer has paid pursuant to Dealer’s guaranty obligations under Section 4 of the initial Repayment Agreement. Dealer shall not agree to amend, modify, restate or replace the Repayment Agreement without CDF’s prior written consent, and if Dealer shall agree to any such amendment, modification, restatement or replacement without CDF’s prior written consent it shall be an immediate Default. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a non-consolidated basis.”

10.4 Additional Defaults-Litigation Settlement Agreement; Entry of Judgment. Section 6.1 of the BFA and Section 11 of the IFA are each amended by deleting the “or” immediately prior to clause “(1)” of the respective Section of the BFA or IFA, as applicable, and inserting the following immediately prior to the respectively:

“(m) a breach or default by Dealer or any Guarantor under the Litigation Settlement Agreement; (n) any action by Plaintiff seeking to enforce the Litigation Settlement Agreement against Dealer or Guarantor, (o) any action by Plaintiff to lift the Stay with respect to Dealer, Guarantor or any

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of their respective assets, (p) any action by Plaintiff in violation of the Stay, (q) the awarding of, or the execution or enforcement of, any judgment against Dealer or any Guarantor, or the filing of any lawsuit against Dealer or any Guarantor seeking injunctive relief, specific performance or damages in excess of $100,000 that would not be covered by Dealer’s insurance policies or Guarantor’s insurance policies, as the case may be; (r) the execution or enforcement of the litigation subject to the Litigation Settlement Agreement against Dealer or any Guarantor or any of their assets; or (s) without CDF’s consent, the sale, transfer, assignment or other conveyance of all or any of the capital stock of Jeskell Incorporated, or the sale, transfer, assignment or conveyance all or any material portion of the assets of Jeskell Incorporated. As used herein, “Litigation Settlement Agreement” means, collectively, that certain Settlement Agreement and Release by and between PC Specialists, Inc. d/b/a Technology Integration Group (“Plaintiff”) and Dealer, dated as of August 17, 2010, that certain Repayment Agreement by and between Dealer and Plaintiff dated as of November 9, 2010, that certain Amendment to Repayment Agreement dated November 16, 2010 by and between Dealer and Plaintiff, and all documents and agreements executed or delivered in connection therewith from time to time. As used herein, “Stay” has the meaning assigned to that term as set forth in the Litigation Settlement Agreement.”

11. NO COMMITMENT. DEALER COVENANTS AND AGREES THAT (i) THERE HAS NOT BEEN AND THERE IS NO COMMITMENT BY CDF TO ADVANCE ANY FUNDS TO OR FOR THE ACCOUNT OF DEALER, (ii) CDF HAS HAD PRIOR TO THE DATE HEREOF THE FULL LEGAL RIGHT TO TERMINATE FUNDING TO DEALER AT ANY TIME, AND (iii) CDF RETAINS SUCH FULL LEGAL RIGHT TO TERMINATE FUNDING TO DEALER AT ANY TIME.

12. Representations and Warranties of Dealer; Covenant not to modify Repayment Agreement. Dealer hereby represents and warrants to CDF that (i) Dealer’s execution of this Agreement has been duly authorized by all requisite actions of Dealer, (ii) no consents are necessary from any third parties for Dealer’s execution, delivery or performance of this Agreement, (iii) this Agreement, the Loan Agreement and each of the Other Agreements constitute the legal, valid and binding obligations of Dealer enforceable against Dealer in accordance with their terms, except to the extent that the enforceability thereof against Dealer may be limited by Bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, (iv) all of Dealer’s representations and warranties contained in this Agreement, the Loan Agreement and each of the Other Agreements are true and correct with the same force and effect as if made on and as of the date of this Agreement, (v) except for the Current Defaults, no Default exists, and (vi) the execution, delivery and performance of this Agreement by Dealer does not violate, contravene, or conflict with any statute, rule, regulation, agreement or instrument or order binding upon Dealer. Dealer also represents and warrants that the accounts receivable listed on Exhibit 9A are owing to Jeskell Incorporated and not to Dealer. Dealer represents and warrants that a true and correct copy of the Repayment Agreement between Dealer and PC Specialists, Inc. dba Technology Integration Group (“TIG”) dated November 9, 2010, as amended by that certain Amendment to Repayment Agreement dated November 16, 2010 by and between Dealer and Plaintiff is attached hereto together with any promissory notes executed or delivered in connection there with (collectively, with any such promissory notes, the “Repayment Agreement”). The Repayment Agreement shall not be otherwise amended, modified, restated or otherwise changed in any respect that would increase the obligations or liabilities of Dealer or impose additional restrictions on Dealer as determined by CDF using CDF’s Discretion without CDF’s prior written consent which consent shall not be withheld by CDF using CDF’s Discretion. As used herein “CDF’s Discretion” means a determination made by CDF in good faith and in the exercise of reasonable business judgment from the perspective of a secured asset-based lender funding under a forbearance agreement.

13. Reaffirmation; Waiver of Claims. Dealer hereby represents, warrants, acknowledges and confirms that (i) except as specifically modified or superseded by the terms of this Agreement, the Loan Agreement and the Other Agreements remain in full force and effect as amended by this Agreement, (ii)

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Dealer has no defenses to its obligations under the Loan Agreement and the Other Agreements, any such defenses are hereby irrevocably waived, and the Obligations are now due and owing to CDF without setoff, deduction or counterclaim, (iii) the security interests and liens of CDF secure all the Obligations under the Loan Agreement and the Other Agreements, are reaffirmed in all respects, continue in full force and effect, have the same priority as before this Agreement, and are not impaired or extinguished in any respect by this Agreement, and (iv) Dealer has no claim against CDF from or in connection with the Loan Agreement and the Other Agreements and any such claim is hereby irrevocably waived and released and discharged forever. Until the Obligations are paid in full in cash and all obligations and liabilities of Dealer under this Agreement, the Loan Agreement and the Other Agreements are performed and paid in full in cash, Dealer agrees and covenants that it is bound by the covenants and agreements set forth in the Loan Agreement and the Other Agreements and in this Agreement. Dealer hereby ratifies and confirms the Obligations. This Agreement does not create or constitute, and is not, a novation of the Loan Agreement and the Other Agreements. Notwithstanding anything contained herein, the Loan Agreement or the Other Documents to the contrary, CDF shall retain the Collateral to secure repayment of the Obligations until such time as the Obligations are paid in full in cash.

14. Reservation of Rights and Remedies. CDF reserves all of its rights and remedies under this Agreement, the Loan Agreement and the Other Agreements and all rights remedies at law or at equity, in each case against and with respect to Dealer and the Collateral.

15. RELEASE. AS A MATERIAL PART OF THE CONSIDERATION FOR CDF ENTERING INTO THIS AGREEMENT, DEALER FOR ITSELF AND ITS OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES, AGENTS, SUCCESSORS, ADMINISTRATORS, ASSIGNS, AND TRUSTEES (COLLECTIVELY “RELEASOR”) HEREBY FOREVER RELEASES, FOREVER WAIVES AND FOREVER DISCHARGES CDF AND EACH OF CDF’S PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, PARENT CORPORATIONS, SUBSIDIARIES, AND AFFILIATES (HEREINAFTER ALL OF THE ABOVE COLLECTIVELY REFERRED TO AS “LENDER GROUP”), FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, DAMAGES, DEBTS, AGREEMENTS, COVENANTS, SUITS, CONTRACTS, OBLIGATIONS, LIABILITIES, ACCOUNTS, OFFSETS, RIGHTS, ACTIONS, AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY, WHETHER ARISING AT LAW OR IN EQUITY, AND WHETHER ARISING UNDER, ARISING IN CONNECTION WITH, OR ARISING FROM, THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER AGREEMENTS OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, WHETHER LIABILITY BE DIRECT OR INDIRECT, LIQUIDATED OR UNLIQUIDATED, WHETHER ABSOLUTE OR CONTINGENT, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT HERETOFORE ASSERTED EACH CASE, TO THE EXTENT EXISTING, ACCRUED OR ARISING ON OR PRIOR TO THE DATE HEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER ARISING OUT OF OR RELATED TO THE LOAN AGREEMENT, THE LOAN DOCUMENTS, OR THE TIG DISCUSSIONS, THE WHICH RELEASOR MAY HAVE OR CLAIM TO HAVE AGAINST ANY OF THE LENDER GROUP.

16. Bankrupt. In entering into this Agreement, Dealer and CDF hereby stipulate, acknowledge and agree that CDF gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgements and warranties of Dealer as contained herein and that CDF would not have entered into this Agreement but for such promises, representations, acknowledgements, agreements, and warranties, all of which have been accepted by CDF in good faith, the breach of which by Dealer in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such Bankruptcy petition pursuant to 11

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U.S.C. §1112(b). As additional consideration for CDF agreeing to forbear from immediately enforcing its rights and remedies under this Agreement, the Loan Agreement and the Other Agreements, including but not limited to the institution of foreclosure proceedings, Dealer agrees that in the event a Bankruptcy petition under any chapter of the Bankruptcy Code (11 U.S.C. §101, et seq.) is filed by or against Dealer at any time after the execution of this Agreement, CDF shall be entitled to the immediate entry of an order from the appropriate Bankruptcy court granting CDF complete relief from the automatic stay imposed by §362 of the Bankruptcy Code (11 U.S.C. §362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached, thereto. Dealer specifically agrees (i) that upon filing a motion for relief from the automatic stay, CDF shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of CDF to establish or prove the value of the Collateral, the lack of adequate protection of its interest in the Collateral, or the lack of equity in the Collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate Bankruptcy court shall be deemed to “for cause” pursuant to §362(d)(l) of the Bankruptcy Code (11 U.S.C. §362(d)(l)); and (iii) that Dealer will not directly or indirectly oppose or otherwise defend against CDF efforts to gain relief from, the automatic stay. This provision is not intended to preclude Dealer from filing for protection under any chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit CDF’s rights under the Loan Agreement and the Other Agreements, this Agreement or under any law or in equity. All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for CDF entering into this Agreement.

17. Governing Law. This Agreement, and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the internal Laws of the State of Illinois applicable to contracts made and to be performed wholly within such State, without regard to choice or conflicts of law principles;

18. Section Titles; Recitals. The Section titles in this Agreement are for convenience of reference only and shall not be construed so as to modify any provisions of this Agreement. The Recitals to this Agreement are substantive in nature and represent the substantive agreement of the parties hereto, and are hereby fully incorporated into this Agreement, and made a part hereof.

19. Fees, Costs and Expenses. Dealer shall promptly pay to CDF an amount equal to all fees, costs and expenses incurred by CDF (including all attorneys fees and expenses) in connection with the preparation, negotiation, execution and delivery of this Agreement, and any further documentation which may be required in connection herewith or therewith.

20. Binding Arbitration. This Agreement is subject to the binding arbitration provisions contained in the Loan Agreement and the Other Agreements as applicable to the parties hereto.

21. Counterparts; Facsimile Transmissions. This Agreement may be executed in one or more counterparts and on separate and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be given by facsimile, PDF format or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

22. Incorporation By Reference. CDF and Dealer hereby agree that all of the terms of the Loan Agreement and the Other Agreements are incorporated in and made a part of this Agreement by this reference (except to the extent amended or modified hereby). Dealer and CDF agree that the Forbearance Agreement is an Other Agreement.

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23. Notice—Oral Commitments Not Enforceable. Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement, Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement, the Loan Agreement and the Other Agreements:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATE TO THE LOAN AGREEMENT OR THE OTHER AGREEMENTS. TO PROTECT DEALER AND CDF (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT. ANY AGREEMENTS DEALER AND CDF REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Dealer acknowledges that there are no other agreements between CDF and Dealer, oral or written, concerning the subject matter of this Agreement, the Loan Agreement and the Other Agreements, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter or term sheet, are merged into the Loan Agreement, the Other Agreements and this Agreement, and thereby extinguished.

24. Statutory Notice-Insurance.

UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US. WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

[Signature Page Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

fusionstorm, a Delaware corporation

By:	/s/ Daniel Serpico
Name:	Daniel Serpico
Title:	President

GE Commercial Distribution Finance Corporation

By:	/s/ David J. Wolterink
Name:	David J. Wolterink
Title:	Snr - Port Mgr

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